FOR IMMEDIATE RELEASE	FINAL

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
Logility, Inc.
(404) 264-5477

Logility Reports Preliminary First Quarter
of Fiscal Year 2009 Results

Company Reports 13th Consecutive Quarter of Profitability

ATLANTA (September 4, 2008) Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the first quarter of fiscal year 2009, achieving 13 consecutive quarters of profitability.

Key first quarter financial highlights include:

• Total revenues for the quarter ended July 31, 2008 were $9.4 million, a decrease of 22% over the first quarter of fiscal 2008;

• Software license fees for the quarter ended July 31, 2008 were $2.0 million, a decrease of 57% over the first quarter of fiscal 2008;

• Services and other revenues for the quarter ended July 31, 2008 were $1.6 million, a decrease of 22% over the first quarter of fiscal 2008;

• Maintenance revenues for the quarter ended July 31, 2008 were $5.8 million, an increase of 10% over the first quarter of fiscal 2008; and

• Operating earnings for the quarter ended July 31, 2008 were approximately $986,000, a decrease of 67% compared to operating earnings for the first quarter of fiscal 2008.

GAAP (Generally Accepted Accounting Principles) net earnings were $694,000 or $0.05 earnings per fully diluted share for the first quarter of fiscal 2009 compared to net earnings of $1.8 million or $0.14 earnings per fully diluted share for the first quarter of fiscal 2008. Adjusted net earnings, which exclude stock option compensation expense and acquisition-related amortization of intangibles expense, for the quarter ended July 31, 2008 were $817,000 or $0.06 earnings per fully diluted share compared to adjusted net earnings of $2.3 million or $0.17 earnings per fully diluted share for the same period last year.

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Logility Reports First Quarter of Fiscal Year 2009 Results	Page 2

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $44.4 million as of July 31, 2008. This is approximately a $1.7 million sequential increase in cash and investments compared to April 30, 2008 and approximately a $8.2 million increase compared to July 31, 2007. During the quarter, the Company repurchased 39,620 of its common shares for approximately $297,000 under its authorized stock repurchase program.

“Although disappointed with license fee revenues for the quarter, we are pleased with Logility’s overall performance, adding 23 new customers and contributing a significant sequential increase in cash of $1.7 million over the prior quarter,” noted Mike Edenfield, Logility president and CEO. “With the completion of our 13th consecutive quarter of profitability, I remain confident in our solutions, people, business strategy and ability to compete and win.”

“With the current global economy, businesses are looking to increase visibility, lower operating costs and respond quickly to dynamic market conditions,” continued Edenfield. “Leaders are investing in supply chain technology to accelerate the sales and operations planning (S&OP) process, streamline new product introductions, and harness the benefits of a global marketplace to increase profits. We firmly believe both our Demand Solutions® and Logility Voyager Solutions™ brands offer innovative, proven solutions to help companies address these challenges during both prosperous and lean economic environments.”

Highlights for the first quarter of fiscal 2009 include:
Customers & Channels:
•
Notable new and existing customers placing orders with Logility in the first quarter include: Galderma Laboratories, Meyer Corporation, RG Brands, Roomstore Furniture, Siemens Healthcare Diagnostics, Vaughan Foods and Westcon Group North America.

•	During the quarter, software license agreements were signed with customers located in six countries including: Australia, Canada, Japan, Kazakhstan, the Netherlands and the United States.

•
Logility held the Connections 2008: Saddle up for Supply Chain Success conference in San Antonio, TX. The conference presented the latest trends, technologies and competitive strategies for supply chain professionals and provided interactive educational opportunities and networking for Logility customers with industry leaders and analysts.

Logility Reports First Quarter of Fiscal Year 2009 Results	Page 3

•
Logility announced that its customer Intertape Polymer Group received the prestigious 2008 Sailing to New Heights with Logility Award for supply chain excellence. Intertape Polymer Group implemented Logility Voyager Solutions to increase visibility into customer demand and help build a more efficient supply chain. As a result, Intertape Polymer has reduced total inventory by $40 million year-over-year, improved fill rates from less than 70% to 95%, increased forecast accuracy from 56% to 86%, built stronger internal collaboration and achieved higher customer service levels.

•
Logility announced the 2008 Logility Leadership Award recipients: A.O. Smith Water Products, Basic American Foods, Malt-O-Meal and Shaw Industries. The annual award program recognizes a select group of companies who have been innovative in their efforts to develop and implement collaborative supply chain processes that significantly improve operational performance through the deployment of Logility Voyager Solutions. This year’s winners demonstrated success in building collaboration and visibility within their supply chains which has resulted in tangible business benefits including inventory reduction, improved forecast accuracy and higher customer service levels.

•
Managing Automation magazine honored Logility customer Intertape Polymer Group with their High Achiever Award, the highest recognition given for the Supply Network Mastery category at the 2008 Progressive Manufacturing Awards. Intertape Polymer Group was one of 50 manufacturers recognized as a Progressive Manufacturer by Managing Automation and one of eight to receive a top award in a category of distinction. Intertape Polymer Group was awarded the High Achiever Award for successfully restructuring their supply chain processes to alleviate challenges that arose as a result of rapid growth through acquisitions. Intertape Polymer Group’s new supply chain structure, supported by Logility Voyager Solutions, has resulted in increased fill rates, higher forecast accuracy and reduced inventory.

Technology and Company:

•
Demand Management, Inc., a wholly-owned subsidiary of Logility, announced it has fulfilled the requirements for the Microsoft Certified Partner designation with the ISV Competency. The Company’s popular Demand Solutions® forecasting and inventory planning products have successfully passed the Software Solution Test for Microsoft Dynamics NAV 5.0 and have met the ISV competency requirements.

•
Fortune Small Business included Logility in its annual listing of the Fastest-Growing Small Public Companies in America for the second consecutive year. The FSB 100 ranked Logility in the Top 25 of the list of 100 companies for 2008. Companies are ranked based on growth in earnings per share, revenues and stock performance over the past three years. According to Fortune Small Business, more than half of the companies that were listed in 2007 did not make the 2008 list. Logility was ranked for the first time in 2007 at 70 and this year increased its ranking to 24.

•
Logility was named to Aberdeen Group’s listing of the Top 100 Most Influential Technology Vendors recently showcased in the Aberdeen Annual State of the Market Report. The Top 100 recognizes the technology vendors that have excelled at providing value to the business community. Logility was selected for inclusion in the list of software, hardware and service providers that featured several well-known global brands such as Microsoft, IBM, Dell and Logility customer Verizon Wireless.  Aberdeen Group’s selection of the Top 100 was based on five years of Aberdeen’s market research which included data gathered from over 4,600 enterprises, and additional insights from 35,000 senior-level interviews as well as Aberdeen’s 2.5 million readers.

•
Logility was named a 2008 Great Supply Chain Partner by Global Logistics & Supply Chain Strategies (GL&SCS) magazine. It is the fifth year since the award’s inception in 2003 that Logility has received the prestigious recognition for its success in helping companies solve supply chain challenges. This year nearly 1,500 companies were nominated and included various types of supply chain vendors across the globe. Only 100 vendors were named a 2008 Great Supply Chain Partner.

Logility Reports First Quarter of Fiscal Year 2009 Results	Page 4

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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Logility First Quarter of Fiscal Year 2009 Results

LOGILITY, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
	July 31,
			Pct
	2008	2007	Chg.
Revenues:
License	$2,009	$4,677	(57%)
Services & other	1,569	2,013	(22%)
Maintenance	5,810	5,275	10%
Total Revenues	9,388	11,965	(22%)

Cost of Revenues:
License	1,252	1,634	(23%)
Services & other	902	1,022	(12%)
Maintenance	1,191	1,080	10%
Total Cost of Revenues	3,345	3,736	(10%)
Gross Margin	6,043	8,229	(27%)
Operating expenses:
Research and development	1,772	1,877	(6%)
Less: capitalized development	(507)	(525)	(3%)
Sales and marketing	2,475	2,452	1%
General and administrative	1,229	1,337	(8%)
Acquisition related amortization of intangibles	88	88	0%

Total Operating Expenses	5,057	5,229	(3%)
Operating Earnings	986	3,000	(67%)
Interest Income & Other, Net	156	409	(62%)
Earnings Before Income Taxes	1,142	3,409	(67%)
Income Tax Expense	448	1,562	(71%)
Net Earnings	$694	$1,847	(62%)
Earnings per common share:
Basic	$0.05	$0.14	(64%)
Diluted	$0.05	$0.14	(64%)

Weighted Average Number of Common Shares:
Basic	12,860	12,932
Diluted	13,091	13,315

Reconciliation of Adjusted Net Earnings:
Net Earnings	$694	$1,847
Acquisition related amortization of intangibles(1)	53	53
Stock-based compensation (1)	70	89
Tax valuation adjustment (non-cash)	-	283
Adjusted net earnings	$817	$2,272	(64%)

Adjusted Net Earnings per Share - Diluted	$0.06	$0.17	(65%)

Logility First Quarter of Fiscal Year 2009 Results

LOGILITY, INC.
Consolidated Balance Sheet Information
(in thousands)
(Unaudited)
	July 31,	April 30,
	2008	2008

Cash and Short-term investments	$44,429	$42,732
Accounts Receivable:
Billed	4,551	6,897
Unbilled	1,515	1,424
Total Accounts Receivable, net	6,066	8,321
Deferred Tax Assets	73	74
Prepaids & Other Current Assets	2,252	2,256
Current Assets	52,820	53,383

PP&E, net	377	401
Capitalized Software, net	4,512	4,560
Goodwill	5,809	5,809
Other Intangibles, net	777	871
Non-current Assets	40	48
Total Assets	$64,335	$65,072

Accounts Payable	$249	$543
Accrued Compensation and Related costs	772	1,282
Accrued Reseller Commissions	1,235	1,013
Other Current Liabilities	737	965
Due to American Software Inc.	756	638
Deferred Revenues	11,766	12,622
Current Liabilities	15,515	17,063

Deferred Tax Liability	1,616	1,620
Shareholders' Equity	47,204	46,389

Total Liabilities & Shareholders' Equity	$64,335	$65,072